As filed with the Securities and Exchange Commission on April 27, 2023

Registration No. 333-185932
Registration No. 333-210003
Registration No. 333-215813
Registration No. 333-227398
Registration No. 333-254261

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-185932
Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-210003
Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-215813
Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-227398
Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-254261

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	88-0425691
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3661 Horseblock Road
Medford, New York 11763
 (Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (631) 924-1135

Larry Abensur
President
Chembio Diagnostics, Inc.
3661 Horseblock Road
Medford, New York 11763
(631) 924-1135
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James Hu
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 819-2505

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed by Chembio Diagnostics, Inc., a Nevada corporation (the “Registrant”), to withdraw and remove from registration all of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”), preferred stock, $0.01 par value per share (the “Preferred Stock”), warrants, and units (together, the “Securities”), remaining unsold under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-185932, filed with the SEC on January 8, 2013 and amended on January 18, 2013 and declared effective on January 25, 2013 registering an indeterminate amount of Securities with an aggregate initial offering price not to exceed $35,000,000;

•
Registration Statement No. 333-210003, filed with the SEC on March 8, 2016 and amended on March 31, 2016, April 4, 2016 and April 5, 2016 and declared effective on April 5, 2016 registering an indeterminate amount of Securities with an aggregate initial offering price not to exceed $35,000,000;

•
Registration Statement No. 333-215813, filed with the SEC on January 30, 2017 and declared effective on February 9, 2017, registering up to 291,066 shares of Common Stock for resale by of the selling stockholders named therein;

•
Registration Statement No. 333-227398, filed with the SEC on September 18, 2018 and declared effective on October 3, 2018 registering an indeterminate amount of Securities with an aggregate initial offering price not to exceed $50,000,000; and

•
Registration Statement No. 333-254261, filed with the SEC on March 15, 2021 and declared effective on May 5, 2021 registering an indeterminate amount of Securities with an aggregate initial offering price not to exceed $100,000,000.

On April 27, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 31, 2023, by and among Biosynex SA, a French société anonyme (“Parent”), Project Merci Merger Sub, Inc., a Nevada corporation and a wholly-owned indirect subsidiary of Parent (“Purchaser”) and the Registrant, Purchaser merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned indirect subsidiary of Parent. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of the Securities registered but unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on April 27, 2023, the Nasdaq Stock Market filed a Form 25 to delist the Registrant’s shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of New York, on April 27, 2023.

CHEMBIO DIAGNOSTICS, INC.

By:	/s/ Larry Abensur
Name:	Larry Abensur
Title:	President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.